INTRICON CORPORATION

Reconciliation of Adjusted Net (Loss) Income and Earnings Per Share Fiscal Year 2020

(Unaudited)

Use of non-GAAP Adjusted Financial Measures

This statement contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

●	Adjusted net (loss) income

●	Adjusted net (loss) income per diluted share

These non-GAAP financial measures reflect adjustments for expenses and gains that the company believes do not reflect the company’s core operating performance. The company has presented these non-GAAP financial measures because the company believes this presentation, when reconciled to the corresponding GAAP measures, provides useful information to investors in evaluating the company’s operational performance. Management uses these non-GAAP measures internally to evaluate our performance and in making financial, operational and planning decisions, including with respect to incentive compensation. The company believes that the presentation of these measures provides investors with greater transparency with respect to the company’s results of operations and that these measures are useful for period-to-period comparison of results and trends. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in comparing the company’s financial results with the financial results of other companies.

The company periodically reassesses the components of non-GAAP adjustments for changes in how the company evaluates Intricon’s performance, changes in how the company makes financial and operational decisions, and considers the use of these measures by Intricon’s competitors and peers to ensure the adjustments are still relevant and meaningful.

Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by similar items.

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INTRICON CORPORATION

Reconciliation of Adjusted Net (Loss) Income and Earnings Per Share Fiscal Year 2020

(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Net (loss) income - GAAP attributable to Intricon	$(1,979)	$(2,281)	$644	$1,092	$(2,524)
Identified adjustments attributable to Intricon:
Depreciation (1)	686	757	725	684	2,852
Amortization of intangibles (2)	98	364	497	497	1,456
Stock-based compensation (3)	376	936	332	338	1,982
Other amortization (4)	137	11	8	(6)	150
Legal settlement and related Fees (5)	31	142	128	229	530
Fair value of contingent consideration (6)	-	-	253	407	660
COVID-19 Singapore government support (7)	-	(356)	(230)	(193)	(779)
EMS acquisition costs (8)	-	493	-	-	493
Restructuring charges (9)	-	1,171	-	-	1,171
CEO Retirement costs (10)	-	823	-	-	823
Non-GAAP adjusted net income attributable to Intricon Shareholders (11)	$(651)	$2,060	$2,357	$3,048	$6,814
Average Diluted Shares Outstanding As Reported (12)	8,813	8,881	9,272	9,447	8,894
Average Diluted Shares Outstanding As Adjusted (12)	8,813	9,763	9,272	9,447	9,312
GAAP net (loss) income per share attributable to Intricon shareholders	$(0.22)	$(0.26)	$0.07	$0.12	$(0.28)
Non-GAAP adjusted net (loss) income attributable to Intricon shareholders	$(0.07)	$0.21	$0.25	$0.32	$0.73

(1) Depreciation represents the expense of property, plant and equipment.

(2) These expenses represent amortization expenses of intangible assets.

(3) Stock-based compensation represents expenses related to awards under the Company’s equity incentive plans.

(4) These expenses represent amortization of other assets.

(5) Legal fees related to the Telephone Consumer Protection Act litigation against The Company’s subsidiary, Hearing Help Express, Inc.

(6) These expenses represent changes in the fair value of contingent consideration in the period for the purchase of EMS.

(7) Singapore Government provided COVID-19 financial assistance to our Singapore subsidiaries during the periods.

(8) In May of 2020, the Company acquired EMS and recorded $493 in acquisition related costs in the 2020 second quarter.

(9) On May 20, 2020, the Company announced a strategic restructuring plan designed to accelerate the Company’s future growth by focusing resources on the highest potential growth areas. Total restructuring charges for the three and six months ended June 30, 2020 were $1,171, including $732 related to one-time employee termination benefits, $326 for lease modification costs at Hearing Help Express and $113 for losses on disposal of assets.

(10) The CEO Transition Agreement signed in June 2020 included payment of $443 (equal to one year’s salary) and $400 of RSUs issuable to our retired CEO Mark Gorder.

(11) None of these adjustments have a material income tax impact.

(12) Where the calculation resulted in a net (loss), weighted average options and RSUs outstanding during the period were excluded from the dilutive calculation as their effect would have been antidilutive. Where the calculation resulted in net income, weighted average options and RSUs outstanding during the period were included in the dilutive calculation.